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                                                                   EXHIBIT 99.1



                               News from VIACOM
                   VIACOM COMPLETES MERGER WITH BLOCKBUSTER

            --Combined Company Has Capitalization of $26 Billion--

New York, New York, September 29, 1994 -- Viacom Inc. (AMEX: VIA and VIAB) and Blockbuster Entertainment Corporation (NYSE: BV) have completed their merger, it was announced today by Sumner M. Redstone, Chairman of the Board, and Frank J. Biondi, Jr., President and Chief Executive Officer, of Viacom.

As previously announced, H. Wayne Huizenga, former Chairman of the Board and Chief Executive Officer of Blockbuster, has been named Vice Chairman of Viacom, as well as Chairman of a newly formed unit of the Company, the Blockbuster Entertainment Group. Steven R. Berrard, formerly Vice Chairman, President and Chief Operating Officer of Blockbuster, will serve as President and Chief Executive Officer of the Blockbuster Entertainment Group.

The merger was approved by holders of Viacom Class A Common Stock and stockholders of Blockbuster at Viacom's Special Meeting of Stockholders held today in New York City and Blockbuster's Special Meeting of Stockholders held today in Fort Lauderdale, Florida. A total of 50,726,022 shares, or 95%, of the outstanding Viacom Class A shares, approved the merger. A total of 147,122,912 shares, or 57.7%, of the outstanding Blockbuster shares, approved the merger.
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In making the announcement, Mr. Redstone said, "With the
completion of Viacom's merger with Blockbuster, we have created a single, incomparable, global media colossus. The new Viacom not only controls many of the world's most valuable and recognizable entertainment and publishing brands, but also has the distribution, size and scope to drive these brands into every region of the world. With pro forma combined capitalization of $26 billion at June 30, 1994, Viacom is positioned to become the fastest growing media company in the world."

Mr. Biondi said, "We are moving aggressively to consolidate Viacom and Blockbuster, implement new cross-divisional projects at our existing operations, and capitalize on new opportunities -
- - just as we did immediately following our acquisition of Paramount. In addition, one of our highest priorities will be to continue with our financial restructuring program to reduce the cost of our debt and enhance our financial flexibility, thereby enabling us to reinvest in the continued expansion of our core business."

Mr. Huizenga said, "The completion of this merger creates an array of new opportunities for Blockbuster's businesses. Our operations -- and the talented people behind them -- are now part of one of the world's largest and most successful entertainment companies. As members of the Viacom family, they will now have the chance to expand in new directions and strengthen the Blockbuster brand in the growing global entertainment marketplace."

Mr. Berrard said, "Viacom and Blockbuster share remarkably similar histories -- both are companies with entrepreneurial spirit, creative management teams, a
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commitment to excellence and exceptional financial track records.
Today marks the beginning of an exciting new era, one which we firmly believe will yield even greater achievements."

As a result of the merger, each share of Blockbuster stock has been converted into the right to receive 0.08 of a share of Viacom Class A Common Stock, 0.60615 of a share of Viacom Class B Common Stock, and one variable common right (VCR). Each VCR will represent the right to receive up to an additional 0.13829 of a share of Viacom Class B Common Stock, depending upon market prices of Viacom Class B Common Stock during the period until September 29, 1995.

Viacom Inc. is one of the world's largest entertainment and publishing companies and a leading force in nearly ever segment of the international media marketplace. The operations of Viacom include Blockbuster Music; Blockbuster Video; MTV Networks; Paramount Parks; Paramount Pictures; Paramount Television; Showtime Networks Inc.; Simon & Schuster; Viacom Interactive Media; cable systems serving 1.1 million customers; movie screens in 11 countries; 14 radio stations; 12 television stations; and majority interests in Spelling Entertainment Group and Discovery Zone. National Amusements, Inc., a closely held corporation which owns and operates more than 850 movie screens in the U.S. and the U.K., is the parent company of Viacom Inc.


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Contact:           Carl Folta                Hilary Condit
                   212/258-6352              212/258-6346